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                                                                       EXHIBIT 5


                                  [LETTERHEAD]


                               September 18, 1997




The Board of Directors
Urban Shopping Centers, Inc.
900 North Michigan Avenue, Suite 1500
Chicago, Illinois 60611

Ladies and Gentlemen:

         We have acted as special counsel to Urban Shopping Centers, Inc., a Maryland corporation (the "Company"), in connection with the proposed sale of the following securities (the "Securities") of the Company, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"): (i) one or more series of series preferred stock, par value $.01 per share (the "Preferred Stock"), (ii) common stock, par value $.01 per share (the "Common Stock"), and
(iii) one or more series of warrants to purchase Preferred Stock or Common Stock (the "Stock Warrants").

         The Preferred Stock will be issued under the Company's Fourth Amended and Restated Articles of Incorporation (the "Articles") and Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation (the "Maryland SDAT"). The Common Stock will be issued under the Articles. The Stock Warrants will be issued under one or more warrant agreements (each, a "Warrant Agreement"), each to be entered into between the Company and a financial institution identified therein as a warrant agent (each, a "Warrant Agent"). Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the "Corporate Proceedings").

         As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles, the Company's Bylaws, resolutions of the Company's Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents


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The Board of Directors
Urban Shopping Centers, Inc.
September 18, 1997
Page 2


submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

         (1) when the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), and upon the completion of the Corporate Proceedings relating to a series of the Preferred Stock, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to such series of the Preferred Stock and the due execution, countersignature and delivery of certificates representing the shares of the Preferred Stock of such series, the Preferred Stock of such series, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of the Preferred Stock, will be duly authorized, legally issued, fully paid and nonassessable;

         (2) when the Registration Statement has become effective under the Act and upon the completion of the Corporate Proceedings relating to the Common Stock and the due execution, countersignature and delivery of certificates representing the shares of the Common Stock, the Common Stock, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to the Common Stock, will be duly authorized, legally issued, fully paid and nonassessable; and

         (3) when the Registration Statement has become effective under the Act and when a series of the Stock Warrants has been duly established pursuant to the relevant Warrant Agreement and upon the completion of the Corporate Proceedings relating to such series of the Stock Warrants and the due execution, authentication, issuance and delivery of the Stock Warrants of such series, the Stock Warrants of such series, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of the Stock Warrants, will be duly authorized and will be binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

         To the extent that the obligations of the Company under each Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent


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The Board of Directors
Urban Shopping Centers, Inc.
September 18, 1997
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will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent will be duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement will be duly authorized, executed and delivered by the Warrant Agent and will constitute the legal, valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent will be in compliance, generally with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent will have the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                                   Very truly yours,

                                                   /s/ Mayer, Brown & Platt

                                                   MAYER, BROWN & PLATT